                                                                    Exhibit 10.7

    NOTE: PORTIONS OF THIS EXHIBIT ARE THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST BY THE REGISTRANT TO THE SECURITIES AND EXCHANGE COMMISSION. SUCH
   PORTIONS HAVE BEEN REDACTED AND ARE MARKED WITH A "[*]" IN PLACE OF THE
                               REDACTED LANGUAGE.

AGREEMENT

          This agreement has been executed by and between I.L.A.R. S.p.A. (hereinafter referred to as "Producer") located at Via Tiburtina 1314, 00131, Rome, Italy, and Castle Brands (USA) Corp., located at 570 Lexington Avenue, 29th Floor, New York, NY 10022 (hereinafter referred to collectively as "Importer") in counterparts on the dates specified adjacent to the signatures of the respective parties and shall be effective as of August 27, 2004, or such earlier date that the Producer has completed the termination of the pre-existing Import Agreement (the "Effective Date").

          I. WHEREAS, Producer is the exclusive owner of a brand of liqueur called Pallini Limoncello and its extensions as defined in
               Exhibit II (hereinafter referred to as THE PRODUCTS); and

          II. WHEREAS Importer is a U.S. Corporation organized under the laws of the State of Delaware, United States of America and Importer is engaged in the import and distribution of alcoholic beverages in the United States of America; and

          III. WHEREAS, Producer would not enter into this Contract without the specific undertakings by Importer (a) not to challenge directly or indirectly anywhere in the world the validity of, interfere with or claim for themselves, any of THE PRODUCTS and (b) not to compete in any way in the field of Lemon Based Cordials or such other products as may be added to Exhibit II in the TERRITORY and
               (c) not to own a TRADEMARK or brand name in connection with a Lemon Based Cordial Product in the TERRITORY; and

          IV. WHEREAS, it is understood by the parties that Producer has the right to, and will, manufacture, bottle, sell, market and distribute products other than THE PRODUCTS (subject to Importer's Right of First Refusal as described below) in the TERRITORY as well as THE PRODUCTS and other products outside of the TERRITORY; and

          V. WHEREAS, the contracting parties declare that the determining motive for the execution of the present Agreement is in consideration of the respective qualities of each party, and Producer further desires to enter into this Contract in view of the present distribution capabilities in the alcoholic beverage businesses of Importer; and

          VI. WHEREAS Producer wishes to appoint Importer, and Importer wishes to accept its appointment, as sole importer of THE PRODUCTS in the TERRITORY (as defined in Exhibit II) upon the terms and condition set out in this agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

          1. DEFINITIONS

          For the effects of this Contract, Importer and Producer agree on the following definitions:

               (a) AFFILIATED or RELATED COMPANY:

                    (i) a company which, directly or indirectly, is CONTROLLED by or CONTROLS another company, or

                    (ii) a company which is under common CONTROL with another company.

               (b) AMP: Strategy, plans and spending levels for advertising merchandising and promotions, including creative copy and media and shall not include salaries, expenses or bonuses of sales, marketing and administrative personnel or other overhead; except as provided otherwise in Exhibit III.

               (c) BRAND MANAGER: A person hired by Importer, with the consent of Producer, who will oversee the marketing plan, advertising programs, use of AMP funds, public relations projects, sales staff interaction and day-to-day sales of THE PRODUCTS. The costs of such Brand Manager, including travel and entertainment, shall be paid 50% by Producer (up to an annual maximum of $75,000).

               (d) CONFIDENTIAL INFORMATION: Confidential Information shall be as defined in paragraph 11 below.

               (e) CONTROL, CONTROLS or CONTROLLED:

                    (i) a direct or indirect holding, or aggregate holdings, of shares carrying more than 50% of the voting rights attributable to the issued and outstanding share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or holdings give de facto control; or

                    (ii) the right to elect or remove directly or indirectly at least one half of the board of directors or equivalent managing body of a company; or

                    (iii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a PERSON or entity, whether through the ownership of equity securities, by contract, or otherwise.

                    (iv) a change in the President or Chief Executive Officer.

               (f) DOMAIN NAME: An address in conveniently readable form for use on the worldwide web, the Internet, any other computer network or communication system.

               (g) IMPORTER GROUP: Importer and AFFILIATED or related companies of Importer.

               (h) INITIAL TERM: From the date of execution of this Contract and expiring on December 31, 2009.


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
               (i) LAID-IN-COST: The purchase price paid by Importer for THE PRODUCTS plus all taxes, duties and other expenses and charges paid by Importer including storage costs.

               (j) OPERATIONAL YEAR: any calendar year during the INITIAL TERM or any RENEWAL TERM starting from the year 2005.

               (k) PERSON: an individual, corporation, company, partnership, joint venture, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity that may be treated as a person under applicable law.

               (l) THE PRODUCTS: As set forth on the attached Exhibit II.

               (m) PROPRIETARY INFORMATION: All information used or developed pursuant to this Contract.

               (n) RENEWAL TERM: Any extended term following the Initial Term.

               (o) SHIPMENTS: Shipments of THE PRODUCTS from Importer to Importer's wholesalers or to State purchasing agencies pursuant to this Contract.

               (p) TERRITORY: The TERRITORY as set forth on the attached Exhibit II.

               (q) TRADE DRESS: Overall appearance and presentation of THE PRODUCTS' Labeling, packaging, and containers, as well as associated advertising and copyrights in all materials which are connected with it.

               (r) TRADEMARK: As set forth on the attached Exhibit IV.

          2.   GRANT OF RIGHTS AND RESERVATION OF RIGHTS

               (a) Subject to, and specifically conditioned upon, Producer having terminated its prior Importer in the TERRITORY, Producer hereby appoints Importer as Producer's exclusive distributor in the TERRITORY of the THE PRODUCTS, subject to the terms and conditions hereafter set forth. Importer agrees to accept said appointment only after confirmation that Producer has effectively terminated any pre-existing Import Agreements for the TERRITORY.

               (b) Importer agrees that it shall not produce, sell, market, advertise or distribute any of THE PRODUCTS to any party outside of the TERRITORY, unless specifically authorized by Producer in writing. If Importer learns that any quantity of THE PRODUCTS is being exported from the TERRITORY, Importer shall promptly inform Producer thereof.

               (c) (i) Except for the deletion of the TRADEMARK, Producer may reasonably modify, delete, or add to, labeling or packaging used on or in connection with the promotion or sale of the THE PRODUCTS, including, but not limited to, adding to or


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
deleting, diminishing or expanding size, or relocating on the labeling or packaging any TRADE DRESS elements, label design or logotypes on one hundred eighty (180) days' written notice to Importer (or less time if specifically mandated by a regulatory body in Italy or the TERRITORY). If Importer does not agree with any such modification, Importer shall promptly advise Producer in writing, expressing the reasons for such disagreement. Producer agrees to discuss such proposed modification with Importer prior to the implementation of such modification which implementation shall in any event be at Producer's sole and absolute discretion, provided however that Producer shall at all times comply with any modification mandated by a regulatory body in the TERRITORY. All costs and expenses incurred by Importer to implement such modifications shall be at Producer's expense.

                    (ii) In the event of any such modification, Importer shall have the right, with the prior written approval of Producer, which cannot be unreasonably withheld, to use up any materials, labels, packaging or signage bearing the affected labels, TRADEMARK, packaging or TRADE DRESS. If Producer disapproves of, or wishes to accelerate such use-up rights, then Producer shall reimburse Importer for all actual out-of-pocket expenses incurred due to destruction and non-use of such materials, labels, packaging or signage or shall repurchase any affected inventory from Importer at the Importer's LAID-IN-COST. Both parties will use all reasonable efforts to sell off old inventory as expeditiously as possible.

               (d) Rights of First Refusal. During the term of this Agreement, Importer shall have the right of first refusal regarding:

                    (i) any other current or future products with the Pallini brand name that Producer currently maintains in, or adds to, its product line for sale in the TERRITORY.

                    (ii) If Importer exercises its option pursuant to paragraph(2)(d)(i) above, paragraph (1)(l) and Exhibit II shall be automatically amended and the term "THE PRODUCTS" as used in this Agreement shall be deemed to include such additional products. In the event that Importer declines to exercise such option, Producer shall have the right to offer such additional products to other Importers, provided, however, that Producer shall not thereafter enter into an importation agreement with any other importer upon terms more favorable than those originally offered to Importer without first offering those more favorable terms to Importer.

                    (iii) Importer shall be required to exercise its Right of First Refusal within sixty (60) days of being notified by Producer of Producer's intent to offer a new product in the TERRITORY. Failure to exercise said option within sixty (60) days shall be deemed to be a waiver by Importer of its first refusal right.

                    (iv) Any new flavor extension of THE PRODUCTS shall automatically be added to the definition of THE PRODUCTS in Exhibit II and are not therefore subject to Importer's Right of First Refusal. Producer will discuss any flavor extensions or deletions with Importer prior to Producer making final decisions regarding same.

          3.   SUPPLY AND PRODUCT QUALITY

               (a) At least sixty (60) days prior to the beginning of each OPERATIONAL YEAR, Importer shall propose to Producer in writing a commercially reasonable rolling forecast of the quantities and types of THE PRODUCTS to be supplied to Importer by Producer during each quarter of the following OPERATIONAL YEAR. Such proposed forecast shall be subject to discussion between the parties and shall be subject to revision to reflect market conditions.

               (b) In the event of any request by Importer for SHIPMENTS greater than the forecast amount for any given OPERATIONAL YEAR, Producer will make all reasonable efforts to supply such additional products under terms and conditions to be discussed between the parties.

          4.   PURCHASES AND TERMS

               (a) Importer shall purchase from Producer THE PRODUCTS set forth in Exhibit II.

               (b) Importer shall make all payments in U.S. Dollars to any place or party Producer requests in writing, within a term of 90 days from date of shipment.

               (c) Importer shall pay all import duties and all expenses of importation into the TERRITORY as well as freight, taxes, insurance and expenses for movement from the Producer's plant to the TERRITORY destination. All storage expenses, if any, shall also be paid by Importer. Risk of loss with respect to THE PRODUCTS shall pass to Importer when loaded on trucks at the distillery.

          5.   PRICES

          Prices for THE PRODUCTS as set forth in Exhibit II hereto may be adjusted by Producer not more than once in any twelve (12) month period and upon not less than one hundred twenty (120) days' written notice to Importer. The prices will not be changed during 2005. Beginning January 1, 2006 and through December 31, 2007, prices may be adjusted based on the percentage increase (if any) reflected in the Italian inflation rate as compiled by the Institute of Statistics (I.S.T.A.T.).

          If Producer incurs a raw materials cost increase of 5% or more during any calendar quarter of this Agreement, to the extent that such increase exceeds the I.S.T.A.T. index referenced above, said increase, while effective, may be passed along as a price increase to Importer on not less than one hundred twenty
(120) days' notice and upon documentation by Producer.

          After 2007 Producer shall have discretion to raise prices without reference to the prior two paragraphs, but Producer recognizes the need for THE PRODUCTS to be competitively priced at the wholesale, retail, and consumer levels and agrees to refrain from price increases that exceed those of major competitors for comparable products.

          6.   QUALITY STANDARDS

               (a) Producer, or Producer's designee, shall manufacture and bottle THE PRODUCTS in its own premises in accordance with: (1) all applicable laws and regulations in the place of production (including those of any self-regulatory bodies), (2) all laws and regulations applicable to the production and sale of spirits to be imported in the

TERRITORY; and (3) industry best manufacturing practices. Importer shall have access during all reasonable business hours to the premises where THE PRODUCTS are manufactured.

               (b) THE PRODUCTS that Producer sells to Importer must be "Merchantable" which shall mean that THE PRODUCTS are of good quality, free from defects (whether patent or latent) in material and workmanship, merchantable and fit for human consumption, and shall be substantially of the same quality as THE PRODUCTS already distributed in the U.S. market. Importer acknowledges that Producer has no permanent structure in the U.S.A. and is therefore not in a condition to be updated and timely informed about the change in U.S. laws and regulations regarding the alcoholic beverage trade. Importer shall advise Producer of all relevant changes to all applicable rules relating to THE PRODUCTS being sold in the TERRITORY. In absence of adequate information from Importer, Producer will not be held responsible for any infringement of such rules.

               (c) Importer shall use all reasonable efforts to maintain high standards of quality on all THE PRODUCTS sold and distributed by Importer, and to this end:

                    (i) Importer acknowledges that THE PRODUCTS are of a uniquely high quality and unique and distinctive taste, different from all other similar products, made of natural ingredients and subject to factors as temperature, humidity, heat, light, etc.

                    (ii) Importer shall ship and warehouse THE PRODUCTS in accordance with the reasonable warehousing standards approved by Producer and Producer or its duly authorized representatives shall have access during all reasonable business hours to the places where THE PRODUCTS are stored by Importer.

               (d) In consultation with Importer, Producer may reasonably modify THE PRODUCTS upon not less than one hundred twenty (120) days' written notice to Importer (or less if mandated by a regulatory body in Italy or in the TERRITORY). If Importer does not agree with such modification, it shall so advise Producer. Except in the case of a mandate by a regulatory body, Producer agrees to discuss such proposed modification with Importer. If the parties cannot agree on the proposed modification, Producer's decision as the owner of the TRADEMARK shall be controlling, except that it shall have the obligation to comply with any change mandated by a regulatory body in Italy or in the TERRITORY.

               (e) In the event of such modification, Importer shall have the right, with Producer's prior written approval, which cannot be unreasonably withheld, to use up all THE PRODUCTS previously supplied to it. If Producer fails to permit a use-up requested by importer, Producer shall be required to repurchase from Importer all pre-modification inventory at Importers, LAID-IN-COST.

               (f) During the TERM of this Contract, each party shall provide, at no cost to the other party, all information related to this Contract. Importer shall also provide Producer with: (i) all reasonable information in its possession on the relevant spirits market and the relevant adult beverage market, including without limitation all information that relates to THE PRODUCTS, and (ii) all information that Importer possesses or controls with respect to THE PRODUCTS, storage of THE PRODUCTS, improvement to THE PRODUCTS or the development of new products to be marketed under the TRADEMARK.


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
               (g) Importer shall not (i) distribute, or (ii) advertise, promote or merchandise THE PRODUCTS, or (iii) use or ship any materials bearing the TRADEMARK outside of the TERRITORY, without the prior written approval of Producer.

               (h) Producer may, by its own initiative and under its own responsibility for compliance with the provisions of this agreement, contract to a third-party of its trust the right to produce THE PRODUCTS provided Producer guarantees the same quality and service standards (packaging, quality of the liquid, compliance to regulations and law requirements).

          7.   MEETINGS AND REPORTS

          Planning Meetings. Importer shall include the Brand Manager in any internal or agency strategic planning meetings at which Importer knows that there will be discussed any significant strategic issues relating to THE PRODUCTS.

               (a) Reports. Importer shall submit to Producer.

                    (i) Quarterly statements showing shipments to wholesalers by market;

                    (ii) Within sixty (60) days after the end of each calendar quarter reports detailing the amount and destination of expenditures on advertising and marketing.

                    (iii) Such other figures and marketing information as Producer may reasonably require in writing to judge the progress and the standing of THE PRODUCTS in the TERRITORY.

                    (iv) Brand Manager's monthly report.

               (b) Work with Sales Personnel. Importer acknowledges the importance of allowing the Brand Manager to work with distributors' sales representatives both with regard to the possibility of focusing salespeople attention on THE PRODUCTS for at least one full day periodically, make them aware of the sales potential of THE PRODUCTS, and provide them with some education regarding the cultural heritage and the use of THE PRODUCTS. Importer shall select the key states in which it wants to concentrate its marketing and promotional activities and Importer will make arrangements with distributors for the Brand Manager to work with sales people and to meet sales and marketing managers of distributors in such selected States,

          8.   MARKETING AND AMP

               (a) By September 30 of each calendar year, commencing with 2005, Importer shall produce a preliminary annual long-term strategic plan for the years remaining in the INITIAL or RENEWAL TERM and a full annual marketing plan for THE PRODUCTS for the next calendar year. Overall strategic guidelines will be provided by Producer which shall be incorporated in these plans. The strategic plans will contain a vision of future market growth potential for the TERRITORY and THE PRODUCTS and will include a consideration of alternative strategies for achieving long-term objectives and the forecasts and projected increases provided by Importer. These plans will be presented for approval by Producer. The


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
aforementioned preliminary plans will generally include the items listed in
Exhibit I and shall be revised, as necessary.

               (b) Producer has the right to review and approve, prior to implementation of the plans or any deviations therefrom, the aforesaid strategic and marketing plans or to request reasonable changes to such plans. Once the strategic annual plan has been approved by Producer, implementation of such plan shall be left to Importer to fulfill in its discretion and judgment.

               (c) Importer, upon Producer's request, shall periodically review with Producer the results and trends of the strategic and marketing plan elements referred to in Paragraph 1 hereof, the administration of this Contract and any other factors relating to the THE PRODUCTS. At least one meeting every six months to review the annual marketing plan shall take place at a mutually agreed location at which meeting Importer's senior marketing personnel and the BRAND MANAGER responsible for THE PRODUCTS shall be present.

               (d) Importer shall provide to Producer: (i) all information reasonably required in Exhibit I or otherwise required in this Contract, and
(ii) any other information in Importer's possession reasonably requested by Producer that affects THE PRODUCTS, including, but not limited to, the strategic and marketing plans, financial and marketing information, sales results, market research and financial data related to the development of THE PRODUCTS or the development of the spirits market or the adult beverage market. However, Importer shall not be required to provide information to Producer if such provision of information would violate any federal, state or local law or if it would be unreasonably burdensome. Producer shall be permitted without Importer's approval to use all information received pursuant to this paragraph for its own purposes, in any country, including countries outside of the TERRITORY, without any payment from Producer to Importer, but always subject to the provisions of Paragraph 11 hereof.

               (e) Any change that Importer shall desire to make to any product, labels, packaging, and/or designs of THE PRODUCTS, shall require the written consent of Producer prior to distribution or sale of such product except that Importer shall have the right to make any change mandated by a regulatory body in the TERRITORY.

               (f) Importer and Producer shall consult with each other and shall have the opportunity to participate in discussions regarding the selection of, and changes in, the advertising, merchandising or promotional agencies working on THE PRODUCTS. However, the final decision with respect to any selection or changes shall be in Importer's sole and absolute discretion.

               (g) Importer's and Producer's total AMP expenditures under this Contract for THE PRODUCTS shall be in no event less than the amounts as set forth on Exhibit III, to be spent in the TERRITORY pursuant to the approved marketing plan. Said AMP expenditures shall be made only for advertising, advertising production, agency fees, merchandising, publicity, Limoncello market research and trade and consumer promotions directed to the consumer. Importer shall send copies of invoices for all such expenditures to Producer not less than quarterly.


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
               (h) Producer acknowledges that THE PRODUCTS will be sold in combination promotions with Boru Vodka and Sea Wynde rum. Other combinations will be discussed with Producer before being introduced to the market.

          9.   TRADEMARK

               (a) The appointment as per paragraph 2(a) shall include the permission granted by Producer to Importer to use the TRADEMARK free from any additional payment in the TERRITORY only in relation to the marketing, sales and promotion of THE PRODUCTS. Importer shall ensure that each reference to and use of the TRADEMARK by Importer is in a manner from time to time approved by Producer.

               (b) The permission to use the TRADEMARK in the TERRITORY hereby granted shall not be capable of assignment by Importer and upon termination of this Contract all rights granted to Importer to use the TRADEMARK shall cease forthwith.

               (c) Importer acknowledges the title of Producer to the TRADEMARK in the TERRITORY and elsewhere and agrees not to tamper with it or do any act which might invalidate such title or the registration of the TRADEMARK, nor do any act which might support any application to remove the TRADEMARK from the register nor assist any other person directly or indirectly in any such act.

               (d) The goodwill arising from the permitted use of THE TRADEMARK by the Importer shall accrue to Producer.

               (e) Importer undertakes not to use in its business any other TRADEMARK which is similar to, or substantially similar to, or so nearly resembles the Limoncello TRADEMARK as to cause deception or confusion.

               (f) In the event that Importer learns of any infringement or threatened TRADE DRESS infringement of the TRADEMARK, or any common law passing-off by reason of imitations or otherwise, or that any third party alleges claim that the TRADEMARK is liable to cause deception or confusion to the public, Importer shall forthwith notify Producer giving particulars thereof and Importer will, at Producer's expense, provide all reasonable information and assistance to Producer in the event that Producer decides that proceeding should be commenced or defended. Any such proceedings shall be under the control and expense of Producer.

               (g) The copyright in all brochures, pamphlets and material supplied by Producer to Importer and relating to THE PRODUCTS shall be and shall remain the property of Producer and Importer shall, upon termination of this Contract, return to Producer or dispose of as Producer shall direct at the cost of Producer, all samples supplied by Producer together with all such brochures and materials as aforesaid.

          10.  REASONABLE EFFORTS

               (a) Importer undertakes to use its reasonable efforts (i) throughout the entire TERRITORY, and (ii) for each of THE PRODUCTS, in order to comply with the


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
obligations assumed hereunder. For purposes hereof, "reasonable efforts" shall mean that Importer will use at least the same effort, diligence and attention to the distribution, sale and marketing of each of THE PRODUCTS and the goodwill and image thereof, as Importer uses in the distribution, sales, marketing and protection of its own brands in the TERRITORY, taking into account the different AMP levels applicable to each of THE PRODUCTS as provided in the strategic and annual marketing plans set forth in Exhibit I.

               (b) If Producer believes Importer has failed to use reasonable efforts as required under Paragraph 10 (a) with respect to any of THE PRODUCTS, the parties shall discuss this matter in good faith and seek a mutually acceptable solution within a mutually agreed upon term which shall not exceed sixty (60) days. If agreement is not reached within the agreed upon term, the issue shall be submitted to arbitration.

               (c) The parties hereby acknowledge that THE PRODUCTS are and will remain of a premium image and quality and positioning and agree to maintain THE PRODUCTS in those positions in pricing, image and communications to both trade and consumer, in the TERRITORY and in other markets. In the event a party desires to change the positioning of any of THE PRODUCTS, such party shall discuss such proposed change in positioning with the other party. If the parties cannot agree on such proposed change in positioning, the positioning of THE PRODUCTS will not be changed.

          11.  CONFIDENTIALITY

               (a) Importer, and Producer agree to keep confidential, and not to disclose the contents of this Contract, and all PROPRIETARY INFORMATION related to it (including but not limited to information contained in the strategic or marketing plans), received or used under this Contract unless the disclosure of such information is required by the Government or the laws of any country, but always in accordance with written agreements containing the appropriate provisions to protect the confidentiality of the disclosure.

               (b) Each party agrees to only disclose PROPRIETARY INFORMATION to any PERSON within the respective organizations who have a need to know such PROPRIETARY INFORMATION to perform their duties and responsibilities under this Contract.

               (c) This confidentiality obligation shall continue for a minimum period of five (5) years after receipt of such PROPRIETARY INFORMATION or for a period of two (2) years after termination of this Contract, whichever occurs later.

               (d) Notwithstanding the foregoing, Producer shall have no obligation to keep confidential:

                    (i) any information related to THE PRODUCTS other than PROPRIETARY INFORMATION of Importer, including but not limited to the manufacturing and marketing of THE PRODUCTS; or

                    (ii) any non-proprietary information provided to Producer pursuant to Exhibit I hereof.


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
          12.  ASSIGNABILITY

               (a) Based upon the consideration of the status of Importer's position as a major distributor of alcoholic beverages and of Producer's position as a major producer of alcoholic beverages, therefore it is strictly forbidden for Importer to transfer, allocate, or assign totally or partially, formally or informally, by operation of law or otherwise, or share with, any other PERSON any of the rights or obligations under this Contract without the prior written consent of Producer. Any such transfer, allocation or assignment without the prior written consent of Producer shall be deemed void. Notwithstanding the foregoing, Importer shall be permitted to assign this Agreement to any parent, subsidiary, sister or affiliated company, with the consent of Producer which shall not be unreasonably withheld.

               (b) Producer may sublicense, transfer, allocate or assign in whole or in part its rights or obligations under this Contract to another PERSON without the prior written consent of Importer, provided, that such PERSON shall assume in writing all obligations with respect to and on behalf of Producer under this Contract and under any other related agreement if such PERSON is under CONTROL of Producer.

          13.  TERMINATION, RENEWAL AND DURATION

               (a) This Contract shall come into effect upon the date of execution of this Contract by both parties and shall remain in full force until December 31, 2009, subject to the provisions of this Contract and the renewal and termination provisions specified herein. The contract will be automatically renewed for a period of:

                    (i) Three (3) years if PURCHASES of the Limoncello Product (excluding flavored brands) equal at least * 9 liter cases in the year 2009, or

                    (ii) Five (5) years if PURCHASES of the Limoncello Product (excluding flavored brands) equal at least * 9 liter Cases in the year 2009. If Importer's purchases of the Limoncello Products (excluding flavored brands) do not equal at least * 9 liter cases in the year 2009, in determining what course of action to pursue Producer will, among other things, consider the performance of the category in the TERRITORY.

               (b) Except as provided in paragraph (a) herein, if either party does not provide the other party at least six months written notice of its intention to not renew this Contract upon the expiration of the INITIAL TERM, this Contract shall be automatically renewed for a further term of five years and shall continue to be renewed for further terms of five years unless and until one party gives to the other party such six months' prior written notice of its intention not to renew this Contract at the end of the current term. The parties shall negotiate in good faith at the beginning of each renewed term the levels of required AMP expenditure and the OPERATIONAL YEAR's sales for such renewed term, provided that, if such agreement is not reached within 60 days from the beginning of such renewed term, the parties shall agree to use the category growth rate; the category being defined as all flavored European cordials.

               (c) Notwithstanding the foregoing, it remains understood that Producer shall not have the right to terminate this Contract upon expiration of the INITIAL TERM, or any subsequent RENEWAL TERM, if PURCHASES by Importer during the calendar


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
year 2009 or any subsequent RENEWAL TERM, in the aggregate, equal or exceed the requirements for such OPERATIONAL YEARS as set forth above.

               (d) In the event of default under this Contract, Producer and Importer shall have the right to terminate this Contract only through a notice of termination of the Contract to the defaulting party specifying the default. Before termination takes place, the defaulting party shall have thirty (30) days after receipt of the notice of termination to convince the non-defaulting party that a default has not occurred. If the non-defaulting party maintains after such thirty (30) day period that a default has occurred by means of a second notice of termination, then the defaulting party shall, from the receipt of the second notice of termination, have a right of correction, consisting of a period of sixty (60) days to remedy the stated default. If the non-defaulting party is convinced that the default has been cured, notices of termination shall be without effect. If the default is not cured within the sixty (60) day period, the notice of termination of this Contract shall become effective as of the end of the sixty (60) day period pursuant to a notice from the non-defaulting party to defaulting party (hereinafter "Effective Date of Termination"). Neither party shall have the right to exercise such right of correction more than twice during the INITIAL TERM, or any RENEWAL TERM.

               (e) Producer and Importer are not by this Paragraph 13 waiving any right to damages arising from any breach of this Contract which rights are expressly reserved, provided that Importer shall have no right to claim damages in the event of a termination of this Contract by Producer pursuant to the provisions of Section 16 hereof.

          14.  EFFECT OF TERMINATION

               (a) Following the effective date of any termination hereof, Importer shall cease marketing and selling THE PRODUCTS and cease all use of advertising, packaging, containers or labels bearing the TRADEMARK or DOMAIN NAMES used in connection therewith. Notwithstanding the foregoing, Importer shall have the right to use the TRADEMARK OR DOMAIN NAMES to sell any remaining inventory of THE PRODUCTS unless purchased by Producer pursuant to Paragraph 14(b) below.

               (b) Any stocks of THE PRODUCTS and marketing and promotional materials relating thereto which shall remain in Importer's possession after the termination of this Contract shall, at Producer's option, be sold by Importer to Producer, or to a third party designated by Producer, at Importer's LAID-IN-COST.

               (c) A waiver by either party of any breach of any provision of this Contract will not be deemed to be a waiver of a subsequent breach thereof.

               (d) It is understood that in the event of termination of this Contract for any reason, both Parties will continue to be responsible for all obligations which may have occurred up to, including and following the date of termination.

               (e) In case of expiration or rightful termination of this Contract, Importer expressly waives any claim to past, present or future rights to the goodwill or to any other right that under any law or cause may be granted for having carried out the distribution, sale and marketing related to this Contract during its effectiveness.

               (f) Importer shall not, during the six (6) month term prior to the expiration of the TERM of this Contract, order or purchase quantities of THE PRODUCTS in excess of expected market demand (which shall be consistent with the past and current purchasing history of THE PRODUCTS).

               (g) Importer acknowledges that, as of the Effective Date of Termination of this Contract, Importer's failure to cease all use of the TRADEMARK may result in immediate and irreparable harm to Producer and/or to the rights of any licensee or distributor appointed by Producer. Importer acknowledges and admits that damages may not constitute adequate relief for such failure to cease all use of the TRADEMARK and Importer agrees in the event of such failure Producer shall be entitled to relief by way of temporary and permanent injunctions and such other further relief as any court with jurisdiction may deem just and proper and any preliminary injunction shall not require the placing of a bond by Producer.

               (h) In the event of termination, or at the expiration of this Contract, Importer agrees that Producer, or its designee, may "use-up" any labels or bottles that contain Importer's name as the importer of THE PRODUCTS and Importer agrees that it will sign a written document agreeing to such "use-up" if required by any governmental authority, provided Importer has been fully reimbursed for all outstanding payables due from Producer.

          15.  REPRESENTATIONS BY THE PARTIES

               (a) Notwithstanding any other provision of this Contract, Importer represents and warrants that Importer shall abide by the following:

                    (i) not to produce, distribute, license or otherwise profit from lemon liqueur other than THE PRODUCTS, in the TERRITORY.

                    (ii) not to challenge, directly or indirectly, in any country of the world, Producer's sole and exclusive ownership of the TRADEMARK and any variations or modifications thereof, as well as the goodwill symbolized by such TRADEMARK.

               (b) Importer represents and warrants that THE PRODUCTS shall be warehoused or shipped in compliance with the reasonable quality standards approved by Producer; while under its control and

               (c) Importer represents and warrants that it or its agents have and will maintain and update all licenses necessary to distribute THE PRODUCTS, and will continue to be in compliance in all material respects with and in lawful possession of all licenses, permits, approvals, consents and registrations required in order for Importer to comply with all of its obligations under this Contract. Should such licenses not be updated or maintained, this Contract may be cancelled by Producer pursuant to the terms of Paragraph 13(d).

               (d) Without prejudice to any other representation and warranty made by Producer in this Contract, Producer represents and warrants that THE PRODUCTS shall be of good and merchantable quality and fit for the purpose intended when delivered to Importer, including but not limited to, produced and labeled in compliance with all laws and regulations from time to time in force in the TERRITORY, packed in sealed, clean and undamaged cases, with undamaged packaging and TRADE DRESS.

               (e) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not act as a breach of any agreement or understanding to which Producer is a Party.

               (f) Producer has the right to designate and appoint the Importer as the exclusive distributor of THE PRODUCTS in the TERRITORY. Producer further warrants that no distribution rights to any of THE PRODUCTS are currently designated or granted to anyone else in the TERRITORY.

               (g) Producer shall maintain an adequate inventory of THE PRODUCTS with which to supply Importer. Producer shall accept all orders reasonably submitted by Importer, with shipment to follow not later than thirty (30) days from receipt of an order unless excused by paragraph 18 below, or as otherwise agreed upon by the parties.

               (h) Producer shall use all reasonable efforts to prevent the sale of unauthorized shipments of THE PRODUCTS in the TERRITORY by entities or persons other than Importer. In this regard, Producer shall not sell or otherwise transfer any of THE PRODUCTS to any distributor located outside the TERRITORY whom Producer knows, or has reason to believe, will, either directly or indirectly, sell or otherwise transfer THE PRODUCTS into the TERRITORY.

               (i) Producer warrants that the shelf life of all THE PRODUCTS sold to Importer shall not be less than twelve (12) months provided THE PRODUCTS are properly handled, stored and shelved by Importer and its customers.

          16.  PERFORMANCE STANDARDS

          It is understood that it is essential to Producer that Importer meet specified benchmarks in Importer's performance under this Contract. Producer may terminate the contract:

               (a) If aggregate purchases for Limoncello for the three (3) years 2005, 2006 and 2007 do not equal at least * 9-liter cases.

               (b) If Importer has not purchased a minimum of * cases of Limoncello in 2009.

               (c) If any portion of a shortfall in PURCHASES or the failure of such PURCHASES to increase as required under this Contract is due to the inability of Producer to supply agreed upon quantities of THE PRODUCTS to Importer as provided in the marketing plan, the amount of such shortfall or failure to so increase that is attributable to Producer's inability to supply agreed amounts of THE PRODUCTS shall be deducted from minimum requirements set forth above in determining whether the performance standards are met.

          17.  DISTRIBUTION INDEMNITY

               (a) Importer will indemnify, defend and otherwise hold Producer harmless against any claims, losses, damages, liability or expenses (including reasonable attorneys' fees) incurred by Producer arising out of third party claims relating to the marketing, promotion, sale or distribution of THE PRODUCTS except as provided for in Paragraph 17(b). Importer shall acquire and maintain at its sole cost and expense throughout the term of this Contract and any sell-off period, standard Product Liability Insurance. This insurance coverage shall provide protection of not less than five million dollars U.S. ($5,000,000) for each occurrence and Producer shall be named as an additional named insured.

          Such insurance policies shall provide that they may not be cancelled or amended in a manner which restricts the existing coverage without at least thirty (30) days written notice to Producer.

               (b) Producer will indemnify, defend and otherwise hold Importer harmless in the TERRITORY only as against any claims, losses, damages, liability or expenses (including reasonable attorneys' fees) incurred by Importer arising out of third party claims concerning compliance with United States laws and regulations (provided Importer has informed Producer of such regulatory requirements) or the quality or fitness for use of THE PRODUCTS produced, bottled and shipped directly to Importer by Producer, and provided that THE PRODUCTS have been warehoused by Importer and shipped in compliance with reasonable quality standards provided by Producer. Producer shall acquire and maintain at its sole cost and expense throughout the term of this Contract standard Product Liability Insurance from a reputable insurance company. This insurance coverage shall provide protection of not less than five million dollars U.S. ($5,000,000) for each occurrence and Importer shall be named as an additional named insured against any and all claims, demands, causes of action or damages, including reasonable attorney's fees, arising out of any alleged defects in THE PRODUCTS.

          Such insurance policies shall provide that they may not be cancelled or amended in a manner which restricts the existing coverage without at least thirty (30) days written notice to both parties.

          18.  FORCE MAJEURE

          Neither party shall be liable to the other for failure or delay in the performance of any of its obligations under this Contract for the time and to the extent such failure or delay, including a failure or delay caused by a shortage of supply of lemon, is caused by riots, civil commotion, wars, hostilities between nations, governmental laws, orders or regulations, embargoes, actions by the government or any agency thereof, acts of God, storms, fires, earthquakes, floods, accidents, strikes, sabotages, explosions, terrorist acts or other similar or different contingencies beyond the reasonable control of the affected party or parties.

          19.  APPLICABLE LAW AND ARBITRATION

          The rights and obligations of the parties under this agreement shall not be governed by the provisions of the United Nations Convention on Contracts for the International Sale of Goods but instead shall be construed and enforced in accordance with the laws of Italy and the State of New York in the United States of America, as further specified below, without giving effect to principles of conflict of laws. In the event any disagreement or dispute between the parties arises under or out of this Agreement, such disagreement or dispute shall be submitted to Arbitration with Judicial Mediation Services, Inc. (a professional Arbitration service consisting of retired Federal and State judges ("JAMS")) if the Arbitration is to take place in the U.S., or the International Chamber of Commerce or any other mutually agreed upon dispute resolution service if the Arbitration is to take place in Italy. Any award made by JAMS, the International Chamber of Commerce or such other dispute resolution service as might be agreed upon shall be binding upon the parties. Arbitration shall be the exclusive remedy for breach of this Agreement by either party. The parties shall share equally all costs of Arbitration other than representation by counsel which shall be at each party's own expense. The party applying for Arbitration shall be obligated to invoke Arbitration proceedings in the other party's home country.

          20.  FURTHER ACTIONS

          The parties agree to grant and formalize any document in Italian and English that may be necessary or desirable, from time to time, to comply with the intentions expressed in this Contract.

          21.  VERSIONS

          This Contract has been drafted in English. As this Contract has been fully negotiated by the parties and they have been represented by counsel during such negotiations, this Contract shall be deemed to have been drafted by both parties and no provision shall be interpreted as against either party merely as a result of the party responsible for the drafting of this Contract.

          22.  SEVERABILITY

          If any term or other provision of this Contract is invalid, illegal or incapable of being enforced by any rule of law or public policy or which if enforced would jeopardize the TRADEMARK, all other conditions and provisions of this Contract shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any substantially adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced or which if enforced would jeopardize the TRADEMARK, the parties hereto shall negotiate in good faith to modify this Contract so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          23.  NOTICES

          Producer and Importer agree that all notices made under this Contract shall only be deemed sufficient if in writing, in English, and addressed to the Chairman or President of Importer and to the President of Producer as required in this Paragraph. Any communications or notices that are not communicated or received pursuant to this paragraph shall not be deemed to be proper notices under this Contract. Notices shall be sent to the addresses set forth on the attached Exhibit II.

          If any of these notification addresses is changed, then notice of such change must be sent to the other party. Otherwise, all notices sent to the above addresses shall be valid.

          Notifications pursuant to this Contract shall be valid only if signed by or sent to and received by the above officers of the parties at the appropriate addresses by certified mail (return receipt requested), by facsimile, with confirmation, or by Federal Express or other similar courier.

          24.  BINDING PROVISIONS

          During the term of this Contract and thereafter as provided for in this Contract, all obligations shall apply to and be binding on the parties hereto, their successors, assigns, transferees, as well as their agents, officers, directors and employees, providing that such succession, assignment or transfer is not in contradiction to the provisions of Paragraph 12 of this Contract.

          25.  AUDIT RIGHTS

          Where Importer is required to provide to Producer pursuant to the terms of this Contract sales data or expenditures or other financial information, Producer shall have the right at its expense and sole discretion to conduct an independent audit of Importer with respect to such sales or expenditures or other financial information, for a period of one (1) year after the date of such statement. However if such audit indicates an error to Producer's detriment of five percent (5%) or more such audit shall be at Importer's sole expense.

          26.  JOINT VENTURE

          Nothing contained herein shall be construed to place the parties in the relationship of partners, joint venturers, agents or employees of the other. Producer and Importer shall have no power to obligate or bind each other in any manner whatsoever, except as otherwise expressly provided herein.

          27.  EXHIBITS

          Exhibits I through IV attached hereto shall, for all purposes, be deemed to be and by this reference are made part of this Contract.

          28.  ENTIRE AGREEMENT.

          This agreement represents the entire agreement between the parties, supersedes all prior oral or written agreements or understandings, and shall not be changed except by a further written agreement or a written amendment to this Contract executed by both parties.

          IN WITNESS WHEREOF, the parties hereto have caused this Contract to be Executed

                                        I.L.A.R. S.p.A.


                                        By: /s/ Virgilio Pallini
                                            ------------------------------------
                                            VIRGILIO PALLINI - President


                                        CASTLE BRANDS (USA) CORP.


                                        By: /s/ Mark Andrews
                                            ------------------------------------
                                            MARK ANDREWS - President

EXHIBIT I
PLANNING

The strategic plan shall include information of the type outlined below, but the plan shall not be unreasonably burdensome to Importer:

     1) SWOT (strengths, weaknesses, opportunities, threats) analysis and evaluation of competition.

     2) Analysis of strategic options.

     3) Definition of the current and long-term strategic role of each TRADEMARK, pricing needs stated for each current and future product. Potential for accelerating and maximizing growth.

     4) Strategies for building and maximizing long-term brand equity.

     5) Forecasts of key trends and market development.

     6) Analysis of opportunities for new products and line extensions.

     7) Portfolio priority evaluation.

     8) Projections of market share and volumes for each brand of THE PRODUCTS.

The annual marketing plan shall be produced on a regional and consolidated basis in the TERRITORY and shall include information of the type outlined below, but such marketing plan should also not be unreasonably burdensome to Importer:

     9) An analysis of the total estimated market for spirits and adult beverages including volumes and trends.

     10) Analysis of the status of each brand of THE PRODUCTS in terms of estimated market share and distribution growth, comparing each of THE PRODUCTS performance with key competitors' brands to the extent that information regarding competitors' brands is known to Importer.

     11) Brand positioning as determined by Producer and Importer for each brand of THE PRODUCTS. Analysis of consumer target markets and source of business including relevant demographic data.

     12) Analysis of current price position of THE PRODUCTS and key competitors indicating with a matrix, the volume achieved by such Limoncello (and lemon flavored liqueurs in general) brands and their competitive set. Competitive set is defined and determined by Producer after consultation with Importer.

     13) Quantitative SHIPMENTS and depletion data, to the extent available, for each brand of THE PRODUCTS compared to prior years and the strategic plan.

     14) Analysis of AMP expenditure by category of expense and compared to prior year and contractual requirements.

     15) SWOT analysis for each brand of THE PRODUCTS with evaluation of key opportunities.

     16) Proposed marketing strategies including, but not limited to:

          Positioning
          Pricing
          Target groups
          Source of business
          Advertising
          Promotion
          Merchandising
          Distribution
          Event Marketing
          Public Relations
          Direct Marketing
          Interactive Marketing

     17) Additionally, plans will include proposed strategies for areas of critical importance to Limoncello (and lemon flavored liqueurs in general) brands including:

          Ethnic marketing            Lifestyle marketing
          Tourism plans
          Super premium development   New drinks development

     18) Schedules with monthly shipments forecasts.

     19) Annual projected schedule of AMP activities by month.

     20) Importer shall contract with a Tracking services, if available, to provide regular quarterly data to track key brand equity measures, including brand awareness, advertising recall, penetration, repeat purchase, key attribute ratings etc. This data will be available nationally and regionally and will be the key means by which equity building performance is measured. The cost of such data preparation will be charged to the AMP budget.

          The foregoing strategic and marketing plans shall take into account the aspects of THE PRODUCTS as directed and defined by Producer which include, but are not limited to the following:

     a) THE PRODUCTS' appeal to consumers with an active and sociable lifestyle;

     b) THE PRODUCTS are perceived to be of high quality and a good value;

     c) All advertising and promotions for THE PRODUCTS must reflect the brands, premium status and quality and be unique to Producer.

EXHIBIT II

TERRITORY, DISTRIBUTED PRODUCTS, NOTICES

     1)   TERRITORY:

          The fifty (50) States of the United States of America and the District of Columbia, which shall include military bases and the territories and possessions of the United States of America or the overseas Commonwealths of the United States of America or the Commonwealth of Puerto Rico, excluding duty free and ships chandlers sales which will be included in a separate agreement between the parties.

     2)   THE PRODUCTS:

          It is understood by the parties that, with respect to THE PRODUCTS, these products are bottled by Producer and are sold to Importer as finished products. Therefore, notwithstanding any other provision of this Contract, Importer is not granted a license to manufacture, bottle, process, prepare, filter or take any other action to produce, modify, rebottle, repackage or in any way affect these finished products unless authorized by Producer in writing. These finished products must be sold only as supplied to Importer pursuant to this Contract.

          Prices for bottled in Rome, Italy shall be as follows:

                                             CASEPRICE EX ROME DISTILLERY
                                             ----------------------------
Limoncello (and flavors)   12-750ML   USD * for 2004 and USD * for 2005
Limoncello (and flavors)   120-50ML   USD * for 2004 and USD * for 2005

NOTICES

     3)   Notices are to be sent to the following addresses:

          To Producer:    Virgilio Pallini
                          ILAR. S.p.A.
                          Via Tiburtina 1314
                          Rome, Italy 00131

          with Copy to:   William Schreiber
                          c/o Wormser, Kiely, Galef & Jacobs LLP
                          825 Third Avenue, 26th Floor
                          New York, NY 10022

          To Importer:    Mark Andrews
                          Castle Brands (USA) Corp.
                          570 Lexington Avenue, 29th Floor
                          New York, NY 10022

          with copy to:   E. Vincent O'Brien
                          c/o Nixon Peabody LLP
                          437 Madison Avenue
                          New York, NY 10022

EXHIBIT III

                                AMP EXPENDITURES

                                    Producer

     $15 per 9-liter case for all cases of THE PRODUCTS in excess of 7,000 cases per annum

                                    Importer

          An amount per 9-liter case to be applied to cost of Importer's sales force (as such costs are reasonably allocable to THE PRODUCTS) and an amount per 9-liter case to be applied to advertising and promotional expenses as set forth below.

                                                 Cost per case of
                           Cost per Case of       Advertising and
Annual Case Purchases   Importer's Sales Force       Promotion
---------------------   ----------------------   ----------------
Up to 30,000                      *                      *
30,001 to 50,000                  *                      *
50,001 or more                    *                      *

EXHIBIT IV

APPROVED DISTRIBUTED TRADEMARK

          The following TRADEMARK only as used on THE PRODUCTS:

PALLINI (THE "TRADEMARK")

Producer represents and warrants that it has all rights, title and interest in the TERRITORY and worldwide to the above TRADEMARK, and other trademarks used in connection of its domestic and international activity, copyrights, labels, designs, recipes, slogans (excluding the bottle shape and the production process), together with the goodwill associated therewith. Importer acknowledges Producer's representation that the "Pallini" TRADEMARK is registered in the U.S. under number 2,450,341 and that "Pallini Limoncello" is not registered.